Exhibit 4.2

STANDARD & POOR'S CORPORATION
Managed Fund Ratings
25 Broadway
New York, New York  10004-1064


                        October 26, 1999



Nike Securities, L.P.
1001 Warrenville Road
Lisle, Illinois  60532



             Re:     The First Trust GNMA, Series 76

Gentlemen:

     Pursuant to your request for a Standard & Poor's rating on the units of the Trust, SEC# 333-87065 we have reviewed the information presented to us and have assigned an 'AAA' rating to the units in the Trust. The rating is a direct reflection of the portfolio of the Trust, which will be composed solely of mortgage-backed securities fully guaranteed as to principal and interest by the Government National Mortgage Association (GNMA) and the full faith and credit of the United States is pledged to the payment of the securities in the trust.

     STANDARD  & POOR'S WILL MAINTAIN SURVEILLANCE ON  THE  'AAA'
RATING UNTIL NOVEMBER 26, 2000.  ON THIS DATE, THE RATING WILL BE
AUTOMATICALLY  WITHDRAWN  BY STANDARD  &  POOR'S  UNLESS  A  POST
EFFECTIVE LETTER IS REQUESTED BY THE TRUST.

     You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned rating in connection with your dissemination of information relating of these units, provided that it is understood that the rating is not a "market" rating nor a recommendation to buy, hold, or sell the units of the trust or the securities contained in the Trust. Further, it should be understood the rating does not take into account the extend to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the rating. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the rating. Standard & Poor's does not independently verify the truth or accuracy of any such information.

     This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned rating in the registration statement or prospectus relating to the units or the trust. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

     Please be certain to send us three copies of your final prospectus as soon as it becomes available. Should we not receive them within a reasonable time after the closing or should they not conform to the representations made to us, we reserve the right to withdraw the rating.

     We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.

                                    Sincerely,


                                    Russel Long
                                    Managing Director
RPL:cc